Exhibit A

Joint Filing Agreement

The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13D/A in connection with their beneficial ownership of Advanced BioEnergy, LLC and any subsequent amendments hereto.

Date: February 12, 2016

CLEAN ENERGY CAPITAL, LLC

By:	/s/ Scott Brittenham
Name:	Scott Brittenham
Title:	Manager

SCOTT BRITTENHAM

By:	/s/ Scott Brittenham